UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2020

John Bean Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 West Madison Street Chicago, Illinois 60602
(Address of Principal executive offices, including Zip Code)

(312) 861-5900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	JBT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2020, John Bean Technologies Corporation (the “Company”) announced that Chairman, President and Chief Executive Officer, Thomas W. Giacomini, will take a personal leave of absence for medical reasons, effective immediately. The Company’s Board of Directors (the “Board”) has appointed Brian A. Deck, Executive Vice President and Chief Financial Officer, as Interim Chief Executive Officer effective June 23, 2020. Mr. Deck will continue in his role as Chief Financial Officer. In addition, Alan D. Feldman, a member of the Board, has been named as Interim Non-Executive Chairman.

Mr. Deck, age 52, has served as Executive Vice President and Chief Financial Officer of the Company since May 2014. Prior to joining the Company, Mr. Deck served as Chief Financial Officer of National Material L.P., a private diversified industrial holding company (since May 2011). He served as Vice President of Finance and Treasury (from November 2007 to May 2011) and as Director, Corporate Financial Planning and Analysis (from August 2005 to November 2007) of Ryerson Inc., a metals distributor and processor. Prior to his service with Ryerson, Mr. Deck had increasing responsibilities with General Electric Capital, Bank One (now JPMorgan Chase & Co.) and Cole Taylor Bank. Mr. Deck holds an MBA with a concentration in finance from DePaul University in Chicago, and a Bachelor of Arts degree in economics from the University of Illinois.

In connection with Mr. Deck’s appointment as Interim Chief Executive Officer, Mr. Deck’s bi-weekly salary was increased to an annual rate of $820,000 effective June 24, 2020, to continue for the period he serves in the role of Interim Chief Executive Officer. Before this increase, Mr. Deck’s annual base salary for 2020 was $515,000 and had been temporarily reduced by 15% to $437,750 effective May 1, 2020, as part of the COVID-related voluntary pay cuts by the executive leadership team. Mr. Deck’s target percentage for the annual MIP incentive will remain at 75%. However, the Board will take into account Mr. Deck’s performance and the length of time he serves in this role when determining his 2020 MIP payout in February of 2021. The Board will also factor in these considerations when determining Mr. Deck’s February 2021 LTIP award. A letter describing the changes to Mr. Deck’s compensation is attached as Exhibit 10.1 to this Current Report on Form 8-K.

In connection with Mr. Feldman’s appointment as Interim Non-Executive Chairman, Mr. Feldman will receive an annual fee of $120,000 for as long as he serves as Interim Non-Executive Chairman, in lieu of the annual fee of $20,000 for service as Audit Committee Chair. He will continue to receive his $80,000 annual retainer for Board service. This annual retainer will be reduced by 20% pursuant to the agreement of all members of the Board to reduce the cash portion of their annual retainer for Board service beginning with the payment for the second calendar quarter of 2020 and ending when determined by the Board.

Item 7.01.	Regulation FD Disclosure.

On June 23, 2020, the Company issued a press release with respect to the matters described in Item 5.02. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter to Brian Deck, dated June 24, 2020, regarding change in compensation.

99.1	Press Release issued on June 23, 2020.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: June 24, 2020	By:	/s/ Brian A. Deck
	Name	Brian A. Deck
	Title	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer

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